Exhibit 10.1
REVOLVING CREDIT AGREEMENT
Dated as of August 29, 2007
     Zareba Systems, Inc., a Minnesota corporation (“Systems”) and Zareba Security, Inc., a Minnesota corporation (“Security”) (Systems and Security are individually and collectively referred to herein as the “Borrower”), and JPMorgan Chase Bank, N.A., a national banking association (the “Lender”), hereby agree as follows:
ARTICLE I.
Definitions
          Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and
     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.
“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.
“Advance” has the meaning given in Section 2.1.
“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means direct or indirect ownership of ten percent (10%) or more of any class of voting stock of the controlled Person, or the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Revolving Credit Agreement, as amended, supplemented or restated from time to time.
“Applicable Margin” means the percentages set forth below, calculated based on the Cash Flow Leverage Ratio for the most recently ended period of four consecutive fiscal quarters:

	Applicable Margin
	LIBOR	Base Rate
Cash Flow Leverage Ratio:	Advances	Advances:
Less than 2.00 to 1.00:	1.5%	-1.000%

Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00:	1.75%	-.750%

Greater than or equal to 2.50 to 1.00 but less than or equal to 3.00 to 1.00:	2.00%	-.500%

Greater than 3.00 to 1.00:	2.50%	0%
Notwithstanding the foregoing, the Applicable Margin shall initially be 1.75% for LIBOR Advances and -.75% for Base Rate Advances until and including September 30, 2007. Commencing September 30, 2007, the Applicable Margin shall be adjusted once each fiscal quarter effective as of the date 45 days after the end of each fiscal quarter based on the Cash Flow Leverage Ratio for the period of four consecutive fiscal quarters as reported in the quarterly or annual financial statements delivered by such times, as certified by the Borrower’s financial officer. In the event that such financial statements are not delivered as required by Section 5.1(a) or 5.1(b), the Applicable Margin shall be the percentage in effect for the preceding quarter set forth above until such time as such financial statements are delivered, after which time the Applicable Margin shall be readjusted retroactive to the 45th day following the previous quarter end to the rate applicable to the Cash Flow Leverage Ratio applicable to such statements.
“Banking Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Lender in the interbank Eurodollar market.
“Banking Services” shall mean each and any of the following bank services provided to Borrower by Lender or any of its affiliates: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Liabilities” of the Borrower means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Base Rate” means with respect to any date the greater of (a) the Prime Rate, or (b) the Federal Funds Effective Rate (each determined each Banking Day and applicable from and including such Banking Day to, but not including, the next following Banking Day) plus 0.50%.
“Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.1 or a notice of continuation or conversion under Section 2.1.
“Borrowing Base” means, at any time the lesser of:
     (a) the Maximum Line; or
     (b) the sum of: (i) 80% of Eligible Accounts, plus (ii) 50% of Eligible Inventory.
The amount of the Borrowing Base shall be determined monthly from the most recent Borrowing Base Certificate and supporting reports delivered to the Lender pursuant to Section 5.1(d).
“Capital Expenditures” shall mean any amount debited to the fixed asset account on the Borrower’s balance sheet in respect of: (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP).
“Capitalized Lease” shall mean any lease which, in accordance with GAAP, is capitalized on the books of the lessee.
“Cash Flow Leverage Ratio” means on any date of any determination, the fraction, expressed as a ratio, of (a) domestic Interest-bearing Indebtedness on such date to (b) domestic EBITDA for the twelve consecutive months ended on such date of determination.
“Collateral” means all of the Borrower’s personal property, including without limitation, all Accounts, chattel paper (including, without limitation, electronic chattel paper and tangible chattel paper), commercial tort claims, Controlled Property deposit accounts, documents, Equipment, fixtures, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, patents, patent rights, copyrights, trademarks, trade names, goodwill, royalty rights, franchise rights, license rights, software and payment intangibles; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing (whether cash or non-cash, and including Insurance Proceeds); (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (vi) all collateral subject to the lien of any Security Document; (vii) any money, or other assets of the Borrower, that now or hereafter come into the possession, custody or control of the Lender; (viii) all supporting obligations; and (ix) all sums on deposit in the Special Account.
“Commitment” means the Lender’s commitment to make Advances to or for the Borrower’s account pursuant to Article II.
“Controlled Property” shall mean property of every kind and description in which Borrower has or may acquire any interest, now or hereafter at any time in the possession or control of the Secured Party, for any reason and all dividends and distributions on or other rights in connection with such property.
“Debt Service Coverage Ratio” means, for any period, the ratio of (i) the sum of (A) domestic EBITDA, minus (B) unfinanced domestic Capital Expenditures, minus (C) domestic dividends, distributions, repurchases of capital stock, stock options or warrants, minus (D) cash advances or investments in Subsidiaries or Affiliates permitted pursuant to Section 6.4(d) of this Agreement minus (E) domestic taxes to (ii) the sum of (A) domestic Interest Expense, plus (B) principal payments on any domestic Indebtedness, computed and calculated in all cases in accordance with GAAP on a rolling four quarter basis for the four quarter period ending as of the Measurement Date.
“Default” means an event that with the giving of notice or the passage of time or both would constitute an Event of Default.
“Default Period” means any period of time beginning on the day on which an Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Event of Default has been cured or waived.
“Default Rate” means, in the case of each LIBOR Advance, two percent (2.00%) in excess of the rate applicable before it became due for the duration of the Interest Period(s) then in effect, and for Based Rate Advances and LIBOR Advances after the expiration of existing Interest Period, two percent (2.00%) in excess of the Base Rate plus the Applicable Margin for Based Rate Advances in effect from time to time.
“EBITDA” means for any period of determination, the Net Income for such period plus, to the extent deducted from revenues in determining Net Income, (i) Interest Expense paid or accrued, (ii) expenses for taxes paid or accrued, (iii) depreciation, (iv) non cash losses incurred as a result of currency exchange rates, (v) amortization, (vi) non-cash compensation expenses recorded pursuant to FAS 123(R), and (vii) extraordinary non cash losses incurred other than in the ordinary course of business, minus (i) to the extent included in Net Income for such period, extraordinary non cash gains realized other than in the ordinary course of business and non cash gains as a result of currency exchange rates, all as determined in accordance with GAAP.
“Eligible Accounts” means all unpaid Accounts, net of any credits and rebates, except the following shall not in any event be deemed Eligible Accounts:
     (a) That portion of Accounts (other than Accounts owed by to Tractor Supply Company) unpaid one hundred twenty (120) days or more after the invoice date or, for any such Account with payment terms as set forth on the applicable purchase order or invoice (so long as such payment terms do not exceed ninety (90) days past the invoice date (the “Due Date”) that portion of such Account which is unpaid after the later of (i) thirty (30) days after the stated Due Date or (ii) one hundred twenty (120) days after the invoice date;
     (b) With respect to Accounts owed by Tractor Supply Company, that portion of such Accounts which are unpaid after the later of (i) for such Accounts with a stated Due Date, thirty (30) days after the stated Due Date or (ii) one hundred twenty (120) days after the invoice date (notwithstanding the foregoing, “Eligible Accounts” shall be deemed to include up to $500,000 of Accounts owed by Tractor Supply Company with a stated Due Date and which are unpaid more than thirty (30) but less than sixty (60) days after the stated Due Date).
     (c) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;
     (d) That portion of Accounts not yet earned by the final delivery of goods or rendition of services (i.e., deferred revenue or unearned revenue), as applicable, by the Borrower to the customer;
     (e) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);
     (f) Accounts owed by an account debtor not a resident of or located outside the United States of America which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession and acceptable to the Lender in all respects, in its sole discretion, (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;
     (g) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
     (h) Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;
     (i) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;
     (j) That portion of Accounts that has been restructured, extended, amended or modified;

     (k) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
     (l) Accounts owed by Tractor Supply Company to the extent that the Accounts owed by Tractor Supply Company exceed fifty-five percent (55%) of the aggregate of all Accounts;
     (m) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the total amount due under Accounts from such debtor is ineligible under clauses (a), (b) (c) or (j) above unless the Lender in its discretion has determined that the Accounts owed by such account debtor may be eligible; and
     (n) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its commercially reasonable discretion.
“Eligible Inventory” means all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:
     (a) Inventory that is: in-transit, located at any warehouse, job site or other premises not approved by the Lender in writing; located outside of the states, or localities, as applicable, in which the Lender has filed financing statements to perfect a first priority security interest in such Inventory; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;
     (b) Supplies, packaging, maintenance, parts or sample Inventory;
     (c) Work-in-process Inventory;
     (d) Inventory that is damaged, obsolete, slow moving, or not currently saleable;
     (e) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;
     (f) Inventory that is perishable;
     (g) Inventory distributed or sold by the Borrower pursuant to a license, permit, or agreement unless the Lender has determined that the Lender will have the absolute right to utilize such license, permit, or agreement, as the case may be, in order to exercise its rights and remedies against such Inventory (including any Inventory with respect to which a prepaid deposit has been received);
     (h) Inventory that is subject to a lien, claim, or security interest in favor of any Person other than the Lender;

     (i) Inventory that is located outside of the United States of America; and
     (j) Inventory otherwise deemed ineligible by the Lender in its commercially reasonable discretion.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Environmental Laws” has the meaning specified in Section 4.12.
“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.
“Event of Default” has the meaning specified in Section 7.1.
“Federal Funds Effective Rate” means for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender. In the case of a day which is not a Banking Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Banking Day.
“Funding Date” has the meaning given in Section 2.1.
“GAAP” means generally accepted accounting principles at the time in the United States.
“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.
“Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in the ordinary course of business.
“Hazardous Substances” has the meaning given in Section 4.12.
“Indebtedness” means with respect to any Person at any time, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable on normal payment terms to suppliers incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of the property or services (other than accounts payable on normal payment terms to suppliers incurred in the ordinary course of business), (f) all obligations of others secured by any lien on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, (g) all Capitalized Lease obligations of such Person, (h) all Guarantees by such Person of Indebtedness of others, and (i) all unsecured obligations of the Subsidiaries of such Person, calculated on a consolidated basis.
“Insurance Proceeds” shall mean all proceeds of any and all insurance policies payable to Borrower with respect to any Collateral, or on behalf of any Collateral, whether or not such policies are issued to or owned by Borrower.
“Interest Bearing Debt” shall mean, at any date of determination, the outstanding principal balance of all interest bearing Debt of the Borrower.
“Interest Expense” means for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.
“Interest Period” means with respect to any LIBOR Advance, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day and (ii) any Interest Period that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such

Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period. For purposes hereof, the date of a LIBOR Advance initially shall be the date on which such LIBOR Advance is made and, thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Advance.
“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, finished goods, raw materials, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
“Investment” shall mean the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.
“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.
“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.
“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.
“Letter of Credit” has the meaning specified in Section 2.2.
“Landlord Waiver” means a landlord waiver executed by owner of the Premises subject to the Lease and any other Premises leased to the Borrower in form and substance acceptable to the Lender in its discretion.
“Leases” collectively means (i) the Lease Agreement dated January 4, 2002, between Plymouth Properties Realty Corp., as Lessor, and the Borrower, as Lessee, pursuant to which the Premises owned by the Lessor and located at 13705 26th Avenue North, Plymouth, Minnesota 55441, are leased to the Borrower, as amended by that certain Amendment of Lease Agreement dated April 30, 2004, and (ii) any other lease hereafter entered into by the Borrower with respect to any of the Premises, as the same may be hereafter amended, supplemented or restated from time to time.

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/16th of 1%) equal to (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Lender is subject eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The statutory reserve rate described in this clause (b) shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. In the event that such rate is not available at such time for any reason, then the “LIBOR” with respect to such LIBOR Advance for such Interest Period shall be the rate at which dollar deposits in the approximate amount of principal outstanding on such date and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period.
“Loan Documents” means this Agreement, the Note, the Subordination Agreements, the Capital Maintenance Agreements, the Assignment, the Security Documents, the Landlord Waiver, and any other document from time to time executed in connection herewith or related hereto, as the same may be amended, supplemented or restated from time to time.
“LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.1 or a notice of continuation or conversion under Section 2.1.
“Loan Documents” means this Agreement, the Note, the Guaranty, the Security Documents, the Landlord Waiver, the Sweep Agreement, and any other document from time to time executed in connection herewith or related hereto, as the same may be amended, supplemented or restated from time to time.
“Material Adverse Effect” means any of the following:
     (a) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower;

     (b) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;
     (c) a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any lien securing payment or performance of the Obligations; or
     (d) any claim against the Borrower or threat of litigation which if determined adversely to the Borrower would cause the Borrower to be liable to pay an amount exceeding $500,000 or would be an event described in clauses (i), (ii) and (iii) above.
“Maturity Date” means August 29, 2010.
“Maximum Line” means $6,000,000, unless said amount is reduced pursuant to Section 2.6, in which event it means the amount to which said amount is reduced, or unless said amount is increased pursuant to Section 2.17, in which event it means the amount to which said amount is increased.
“Maximum Line Increase Notice” shall have the meaning assigned thereto in Section 2.17 hereof.
“Maximum Line Offered Increase Amount” shall have the meaning assigned thereto in Section 2.17
“Measurement Date” means the last day of each fiscal quarter of the Borrower’s fiscal year.
“Negative Pledge Agreement” means the Negative Pledge Agreement of even date herewith executed by the Borrower in favor of the Lender, and recorded against the real property described therein, as the same may hereafter be amended, supplemented or restated from time to time.
“Net Income” shall mean, for any period, the Borrower’s net income for such period determined in accordance with GAAP.
“Note” means the Revolving Note.
“Obligation of Reimbursement” has the meaning given in Section 2.3(a).
“Obligations” means the Note, all Banking Services Liabilities, all Rate Protection Obligations, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender, alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of the Borrower arising under this Agreement, the Note, any L/C Application completed by the Borrower or any other loan or credit agreement between the Borrower and the Lender, whether now in effect or hereafter entered into.
“Permitted Liens” has the meaning given in Section 6.1.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.
“Premises” means all premises where the Borrower conducts its business and has any rights of possession, including without limitation the premises owned and subject to the Lease and all other premises described in Exhibit E attached hereto.
“Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate options contract, currency exchange agreement or similar agreement or arrangement between the Borrower and the counter-party (the “Rate Protection Provider”) designed to protect the Borrower against fluctuations in interest.
“Rate Protection Obligations” shall mean the liabilities, Indebtedness, and obligations of the Borrower, if any, to the Rate Protection Provider under any Rate Protection Agreement.
“Real Property” means the real property owned by the Borrower and located at 906 Fifth Avenue East, Ellendale, Minnesota, 56026.
“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Revolving Credit Facility” means the revolving credit facility being made available to the Borrower by the Lender pursuant to Article II.
“Revolving Note” means the Revolving Note of even date herewith executed by the Borrower and payable to the order of the Lender in the original principal amount of $6,000,000.00, in substantially the form of Exhibit A hereto, and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.
“Security Agreement” means the Security Agreement of even date herewith executed by each Borrower in favor of the Lender, as the same may hereafter be amended, supplemented or restated from time to time

“Security Documents” means any document delivered to the Lender from time to time to secure the Obligations including, without limitation, the Security Agreement, the Guarantor Security Agreement, the Stock Pledge Agreement and the Negative Pledge Agreement as the same may hereafter be amended, supplemented or restated from time to time.
“Security Interest” means the security interests and/or liens granted by the Borrower to the Lender pursuant to the Security Documents.
“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.
“Stock Pledge Agreement” means the Stock Pledge Agreement to be executed by the Borrower in favor of the Lender with respect to the stock of Zareba Systems of Canada, Ltd., an Ontario corporation owned by the Borrower, as the same may hereafter be amended, supplemented or restated from time to time.
“Subsidiary” means Security, the entities described on Schedule 4.4 attached hereto, and any other corporation or limited liability company of which more than fifty percent (50%) of the outstanding shares of capital stock or membership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or governors, as the case may be of such corporation or limited liability company, as the case may be, irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
“Sweep Agreement” means that certain End of Day Investment and Loan Sweep Service Terms, and all applicable “Account Documentation,” and any applicable “Authorization Form,” (as those terms are defined in said End of Day Investment and Loan Sweep Service Terms) and any documents related to the foregoing, as any and all of the foregoing may be amended, supplemented or restated from time to time.
“Tax Expense” as of any date means state and federal income taxes recorded by the Borrower for the year to date period ending on such date.
“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Revolving Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.
“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 8.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

          Section 1.2. Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.
ARTICLE II.
Amount and Terms of the Revolving Credit Facility
          Section 2.1. Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower (each an “Advance” and collectively, the “Advances”) from time to time from the date all of the conditions set forth in Section 3.1 are satisfied (the “Funding Date”) to the Termination Date, on the terms and subject to the conditions herein set forth. The Lender shall have no obligation to make an Advance if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section or otherwise would exceed the Borrowing Base less the L/C Amount. The Borrower’s obligation to pay the Advances shall be evidenced by the Note and shall be secured by the Collateral. Within the limits set forth in this Section, the Borrower may borrow, prepay pursuant to Section 2.10 and re-borrow. The principal balance of the Note, together with unpaid accrued interest, shall be due and payable in full on the Termination Date.
     (a) Advance Options. The Advances shall be constituted of LIBOR Advances and Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBOR Advances shall not exceed 4 at any one time. Each LIBOR Advance shall be in a minimum amount of $100,000 or in an integral multiple of $100,000 above such amount.
     (b) Borrowing Procedures for Advances. Any request by the Borrower for Advances shall be either in writing (including, without limitation, e-mail or facsimile), or by telephone promptly confirmed in writing, and must be given so as to be received by the Lender not later than:
     (i) 11:00 a.m., Minneapolis time, on the date of the requested Advance, if the Advance shall be comprised of Base Rate Advances; or
     (ii) 11:00 a.m., Minneapolis time, three Banking Days prior to the date of the requested Advance, if the Advance shall be comprised of, or shall include, LIBOR Advances;
Each request for an Advance shall specify (1) the borrowing date, which shall be a Banking Day, (2) the amount of such Advance and the type or types of Advances comprising such Advance, and (3) if such Advance shall include LIBOR Advances, the initial Interest Periods for such LIBOR Advances.
Notwithstanding the foregoing, Advances may also be made pursuant to the terms of the Sweep Agreement.

     (c) Continuation or Conversion of Advances. The Borrower may elect to (i) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding LIBOR Advance into a Base Rate Advance (on the last day of an Interest Period only) or convert any outstanding Base Rate Advance into a LIBOR Advance (on any Banking Day), by giving the Lender notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Lender not later than:
     (iii) 11:00 a.m., Minneapolis time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or
     (iv) 11:00 a.m., Minneapolis time, three Banking Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Banking Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full, the principal amount of any LIBOR Advance shall continue as a Base Rate Advance. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Maturity Date or if a Default or Event of Default shall exist.
          Section 2.2. Letters of Credit.
     (a) The Lender agrees, on the terms and subject to the conditions herein set forth, to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account in form and substance satisfactory to the Lender. The Lender shall have no obligation to cause to issue any Letter of Credit if the face amount of the Letter of Credit to be issued, would exceed the lesser of:
     (i) $1,000,000 less the L/C Amount, or
     (ii) the Borrowing Base less the sum of all outstanding and unpaid Advances and the L/C Amount.
Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower for the benefit of the Lender, completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

     (b) No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.
     (c) Any request for the issuance of a Letter of Credit under this Section 2.2 shall be deemed to be a representation by the Borrower that the conditions set forth in Section 3.2 have been satisfied as of the date of the request.
          Section 2.3. Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. The Borrower agrees to pay to the Lender all amounts required to be paid under all L/C Applications, when and as required to be paid thereby, and the amounts designated below, when and as designated:
     (a) The Borrower hereby agrees to pay the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).
     (b) Whenever a draft is submitted under a Letter of Credit, the Lender shall make an Advance in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Advance thereto. Such Advance shall be repayable in accordance with and be treated in all other respects as an Advance hereunder.
     (c) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period then exists or for any other reason, to obtain an Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain an Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.
     (d) The Borrower’s obligation to pay any Advance made under this Section 2.3, shall be evidenced by the Note and shall bear interest as provided in Section 2.6.
     (e) The Borrower’s obligation to reimburse the Lender for any amount paid by the Lender upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable L/C Application under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any L/C Application or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3(e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby, waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing, and without limiting the generality thereof, the parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Lender may, in its sole discretion, and in the absence of gross negligence or willful misconduct on the part of the Lender, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (f) The Borrower hereby indemnifies and holds harmless the Lender from and against any and all claims and damages, losses, liabilities, costs or expenses which the Lender may incur (or which may be claimed against the Lender by any Person whatsoever), regardless of whether caused in whole or in part by the negligence of any of the indemnified parties, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.
          Section 2.4. Special Account. If the Credit Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by the Lender at any time or from time to time to the

Obligations in the Lender’s sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower at such time as the Lender is required to release its security interest in the Special Account under applicable law.
          Section 2.5. Obligations Absolute. The Borrower’s obligations arising under Section 2.3 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.3, under all circumstances whatsoever, including (without limitation) the following circumstances:
     (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);
     (b) any amendment or waiver of or any consent to departure from all or any of the Related Documents;
     (c) the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;
     (d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (e) payment by or on behalf of the Issuer or the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          Section 2.6. Interest; Default Interest; Participations; Usury; Late Charges. Interest on Base Rate Advances shall be due and payable in arrears on the first day of each month and on the Termination Date. Interest on LIBOR Advances shall payable on the last day of the applicable Interest Period and on the Termination Date.
     (a) Note. Except as set forth in subsections (b) and (d) below, the outstanding principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per equal to LIBOR in effect for such Interest Period for such LIBOR Advance plus the Applicable Margin for LIBOR Advances, and the unpaid principal balance of each Base Rate Advance shall bear interest prior to maturity at the Base Rate plus the Applicable Margin for Base Rate Advances. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

     (b) Default Interest Rate. At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal amount outstanding from time to time on the Note shall bear interest at the Default Rate, effective for any portion of that Default Period designated by the Lender from time to time during that Default Period.
     (c) Participations. If any Person shall acquire a participation in the Advances under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the Floating Rate, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
     (d) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.
     (e) Late Charges. If any installment of principal or interest on the Note is not paid within the later of (i) fifteen (15) days of the due date thereof, or (ii) five (5) days following Borrower’s receipt of late notice from Lender, the Borrower shall pay to the Lender a late charge equal to five percent (5.00%) of the amount of such installment.
          Section 2.7. Fees.
     (a) Letter of Credit Fees. The Borrower will pay to the Lender letter of credit fees with respect to each Letter of Credit equal to an amount, calculated on the basis of the face amount of each Letter of Credit, in each case with a period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the Applicable Margin for LIBOR Advances (as determined by reference to the table set forth in the definition of “Applicable Margin,” without regard to any limits set forth in any other portion of such definition) per annum, such accrued fees to be due and payable quarterly in arrears on the last Banking Day of each month and on the Termination Date. Upon the occurrence of an Event of Default, the letter of credit fee payable pursuant to the preceding sentence shall be increased by two percent (2.00%) per annum. The Borrower shall also pay to the Lender an up front fee of .0125% of the face amount of the applicable Letter of Credit in advance upon issuance and renewal of each Letter of Credit. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.
     (b) Letter of Credit Administrative Fees. The Borrower agrees to pay to the Lender, on written demand, the administrative fees charged by the Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then current rates published by the Lender for such services rendered on behalf of customers of the Lender generally.
     (c) Audit Fees. The Borrower hereby agrees to pay the Lender, on demand, reasonable audit fees in connection with audits or inspections conducted by the Lender of any Collateral or the Borrower’s operations or business, at the rates established from time to time by the Lender as its audit fees together with all actual out-of-pocket costs and expenses incurred in conducting such audits or inspections; provided, that so long as no Default Period has occurred, the Lender shall not conduct more than one (1) audit during any twelve (12) month period.
          Section 2.8. Computation of Interest and Fees. Interest shall be payable in arrears on the first day of each calendar month and on the Termination Date.
          Section 2.9. Capital Adequacy; Increased Costs and Reduced Return. If any Related Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section:
     (a) “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
     (b) “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules imposing taxes, duties or other similar charges, or mandating reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

     (c) “Return”, for any period, means the return as determined by such Related Lender on the Advances based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
     (d) “Rule Change” means any change in any Capital Adequacy Rule or L/C Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the Closing Date are scheduled to take place under the existing Capital Adequacy Rules or L/C Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of such Related Lender.
     (e) “Related Lender” includes (but is not limited to) the Lender, any parent corporation of the Lender and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder.
     (f) Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error. In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.
          Section 2.10. Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Revolving Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Revolving Credit Facility or reduce the Maximum Line at any time if it (i) gives the Lender at least 30 days’ prior written notice. Any reduction in the Maximum Line must be in an amount not less than $1,000,000.00 or an integral multiple thereof. If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable. Upon termination of the Revolving Credit Facility and payment and performance of all Obligations, the Lender shall release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law. All payment described in this section is subject to the provisions of Section 2.18. Notwithstanding the foregoing, the Maximum Line may not be reduced to an amount below the L/C Amount and the Revolving Credit Facility may not be terminated if Letters of Credit are outstanding, unless the Borrower and the Lender otherwise reasonably agree in writing.
          Section 2.11. Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Advances plus the L/C amount shall at any time exceed the Borrowing Base, then, in any such case, the Borrower shall (i) first, immediately prepay the Advances to the extent necessary to eliminate such excess, and (ii) if prepayment in full of the Advances is insufficient to eliminate such excess, the Borrower shall pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section or under Section 2.12 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.
          Section 2.12. Payment. Notwithstanding anything to the contrary contained herein or in the Note, the Borrower shall make payments of interest on and principal of the Note and all payment to the Lender with respect to the payment of other fees, costs and expenses payable under any of the Loan Documents in immediately available funds to the Lender at its address set forth herein without setoff or counterclaim. The Borrower authorizes the Lender to charge from time to time against the Borrower’s account with the Lender any such payments when due and the Lender will use its reasonable efforts to notify the Borrower of such charges. Notwithstanding anything to the contrary in Section 2.1, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable and unpaid for a period of time greater than five (5) days. Each payment received by the Lender may be applied to the Obligations in such order of application as the Lender, in its sole and absolute discretion, may elect.
          Section 2.13. Payment on Non-Banking Days. Subject to the definition of the term “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
          Section 2.14. Use of Proceeds. The Borrower shall use the proceeds of the Note to refinance certain existing indebtedness of the Borrower and for general corporate and ordinary working capital purposes.
          Section 2.15. Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within thirty (30) days after receipt.
          Section 2.16. Set-off. Upon the occurrence of an Event of Default or at any time thereafter, the Lender shall have the right to set-off any and all amounts due under the Note by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.
          Section 2.17. Increase in Maximum Line.
     (a) In the event the Borrower wishes to increase the Maximum Line at any time when no Default or Event of Default has occurred and is continuing (or would result from such increase) it shall notify the Lender in writing of the amount (the “Maximum Line Offered Increase Amount”) as such proposed increase (such notice a “Maximum Line Increase Notice”) in an amount equal to $500,000 or a whole multiple of $500,000 in excess thereof. The Maximum Line Increase Notice shall specify the proposed Maximum Line Offered Increase Amount and the proposed effective date, and shall be accompanied by a certificate executed by one or more duly authorized officers of the Borrower stating that no Default or Event of Default has occurred and is continuing (or would result from such increase). The Maximum Line Offered Increase Amount shall constitute an offer to the Lender to increase the amount of the Maximum Line.
     (b) If the Lender accepts the offer to increase the Maximum Line, it shall execute a Maximum Line Increase Supplement with the Borrower substantially in the form of Exhibit E whereupon the Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of the Maximum Line as so increased. The Lender shall not have any obligation, express or implied, to increase the amount of the Maximum Line. Only the consent of the Lender, as evidenced by the execution by the Lender of the Maximum Line Increase Supplement, shall be required for an increase in the amount of the Maximum Line pursuant to this Section 2.17.
     (c) Notwithstanding anything to the contrary in this Section 2.17, (i) the Lender shall not have any obligation to increase the Maximum Line unless it agrees to do so in its sole discretion and (ii) in no event shall any transaction effected pursuant to this Section 2.17 cause the Maximum Line to exceed $7,500,000.
     (d) The Lender shall have received, on or prior to the effective date of any such increase in the Maximum Line, (i) certified copies of resolutions of the board of directors of the Borrower authorizing the Borrower to borrow the Maximum Line Offered Increase Amount, (ii) a Revolving Note duly executed by the Borrower and properly reflecting the increase in the Maximum Line and (iii) any other documents or instruments as may be requested by the Lender.
          2.18. Funding Losses. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry LIBOR Advances to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) which the Lender may sustain: by reason of any action or failure to act by the Borrower, a funding of a LIBOR Advance does not occur on the date specified therefor in the Borrower’s request or notice as to such Advance under Section 2.1. In the event of (a) the payment of any principal of any LIBOR Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Advance other than on the last day of the Interest Period applicable thereto, or (c) the failure by Borrower to borrow, convert, continue or prepay any LIBOR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Advance, such loss, cost or expense to the Lender shall be deemed to include the amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such LIBOR Advance had such event not occurred, at the LIBOR plus the Applicable Margin that would have been applicable to such LIBOR Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
ARTICLE III.
Conditions of Lending
          Section 3.1. Conditions Precedent to the Initial Advance. The Lender’s obligation to make the initial Advance shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:
     (a) This Agreement, properly executed by the Borrower.
     (b) The Note, properly executed by the Borrower.
     (c) The other Loan Documents, properly executed by the parties thereto.
     (d) An executed borrowing base certificate and an executed compliance certificate.
     (e) A true and correct copy the Leases together with a Landlord’s Waiver executed by the Landlord under each such Lease.
     (f) Stock Certificates evidencing the shares pledged under the Stock Pledge Agreement, together with duly executed Stock Powers.
     (g) An owner’s and encumbrancer’s report with respect to the real property described in the Negative Pledge Agreement, dated as of the date of closing, together with evidence that the Negative Pledge Agreement has been properly recorded against such real property and that there are no liens or encumbrances recorded against such real property which are prior to the Negative Pledge Agreement.
     (h) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Note or of any other payments in connection with the acquisition documents, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

     (i) A certificate of the Borrower’s Secretary or Assistant Secretary certifying as to (i) the resolutions of the directors and, if required, shareholders of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) the Articles of Incorporation and Bylaws of the Borrower and (iii) the signatures of the officers or agents of the Borrower authorized to execute and deliver the Loan Documents, and other instruments, agreements and certificates, including, with respect to the Borrower, Advance requests.
     (j) Current certificates issued by the Secretaries of State of Minnesota certifying that each Borrower are in compliance with all applicable organizational and/or registration requirements of the States of Minnesota.
     (k) Evidence that each Borrower are duly licensed or qualified to transact business in all jurisdictions where the failure to be so licensed would have a Material Adverse Effect on the Borrower, as the case may be.
     (l) Payoff letter(s) from all appropriate lenders.
     (m) An opinion of counsel to the Borrower addressed to the Lender, addressed to the Lender.
     (n) Certificates of insurance, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.
     (o) Projected balance sheets, statements of cash flow and income statements for the remainder of the Borrower’s current fiscal year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with such supporting schedules and information as the Lender may in its discretion require.
     (p) Payment of the fees and commissions due through the date of the initial Advance under Section 2.3 and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6, including all legal expenses incurred through the date of this Agreement.
     (q) Such other documents as the Lender may reasonably require.
          Section 3.2. Conditions Precedent to All Advances. The Lender’s obligation to make each Advance shall be subject to the further conditions precedent that on such date:
     (a) the representations and warranties contained in Article IV are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
     (b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default; and

     (c) the Borrower shall have delivered to the Lender the Borrowing Base Certificate required in connection with such Advances as set forth in Section 5.1(d).
ARTICLE IV.
Representations and Warranties
The Borrower represents and warrants to the Lender as follows:
          Section 4.1. Existence and Power; Name; Chief Executive Office; Organizational Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business in the State of Minnesota and in all other jurisdictions where the failure to be so licensed or qualified would have a Material Adverse Effect on the Borrower. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. During its existence, the Borrower has done business solely under the names set forth in Schedule 4.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 4.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. System’s organizational identification number is X-49 and its tax identification number is 41-0832194. Security’s organizational number is 1811885-3 and its tax identification number is 20-4780492.
          Section 4.2. Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary company action and do not and will not (i) require any consent or approval of the Borrower’s shareholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and which would not have a Material Adverse Effect; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s articles of incorporation or bylaws; (iv) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
          Section 4.3. Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors’ rights generally).

          Section 4.4. Subsidiaries. Except as set forth in Schedule 4.4, the Borrower has no Subsidiaries.
          Section 4.5. Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lender audited financial statements for its fiscal year ended June 30, 2006, and unaudited financial statements for the Borrower’s fiscal year ended June 30, 2007, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and, with respect to the audited financial statements, were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the Borrower’s business, properties or condition (financial or otherwise) which would have a Material Adverse Effect on the Borrower.
          Section 4.6. Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting either Borrower or any of their Affiliates, or the properties of the Borrower or any of their Affiliates or to the transactions contemplated hereby before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to either Borrower or any of their Affiliates, would have a Material Adverse Effect on either Borrower or any of their Affiliates.
          Section 4.7. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
          Section 4.8. Taxes. Except as set forth on Schedule 4.8, each Borrower and their Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Each Borrower and their Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and each Borrower and their Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
          Section 4.9. Titles and Liens. The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 4.5 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.
          Section 4.10. Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any of its Affiliates maintains or has maintained any Plan. Neither the Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable

Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. Neither the Borrower nor any of its Affiliates has:
     (a) Any accumulated funding deficiency within the meaning of ERISA; or
     (b) Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).
          Section 4.11. Default. Each Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on the Borrower.
          Section 4.12. Environmental Matters.
     (a) Definitions. As used in this Agreement, the following terms shall have the following meanings:
     (i) “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
     (ii) “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
     (b) To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.
     (c) To the Borrower’s best knowledge and except as set forth on Schedule 4.12 attached hereto, the Borrower has not disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law.
     (d) To the Borrower’s best knowledge and except as set forth on Schedule 4.12 attached hereto, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises, or the Borrower alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower’s best knowledge, no such matter is threatened or impending.

     (e) To the Borrower’s best knowledge and except as set forth on Schedule 4.12 attached hereto, the Borrower’s business is and has in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within twelve (12) months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
     (f) To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
     (g) The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s business.
          Section 4.13. Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the Revolving Credit Facility contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.
          Section 4.14. Financing Statements. The Borrower has authorized the Lender to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected first priority security interest in all Collateral and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
          Section 4.15. Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.
          Section 4.16. Financial Solvency. Both before and after giving effect to the transactions contemplated in the Loan Documents, neither Borrower nor any of their respective Affiliates:

     (a) was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;
     (b) has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Borrower or any such Affiliate are unreasonably small;
     (c) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it or he is a party or by taking any action with respect thereto, intends to, nor believes that it or he will, incur debts beyond its or his ability to pay them as they mature;
     (d) by executing, delivering or performing its or his obligations under the Loan Documents or other documents to which it or he is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its or his present or future creditors; and
     (e) at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.
          Section 4.17. Licenses, Etc. Except as set forth on Schedule 4.17, the Borrower has and possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to own and operate its business as presently conducted.
          Section 4.18. Compliance with Loans. The Borrower is in compliance with all applicable loans, rules and regulations.
ARTICLE V.
Borrower’s Affirmative Covenants
So long as the Obligations shall remain unpaid, or the Revolving Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:
          Section 5.1. Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, in writing, which shall be in form and detail acceptable to the Lender:
     (a) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower’s full scope audited financial statements prepared by independent certified public accountants selected by the Borrower and acceptable to the Lender which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail along with internally prepared consolidating financial statements and prepared in accordance with GAAP, together with, upon request by Lender, copies of all management letters, if any, prepared by such accountants;
     (b) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited/internal balance sheet and statements of income, cash flow and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, that are complete and correct in all respects and fairly present the financial condition of the Borrower at the dates of such statements and the results of its operations for the period ended on such date; and accompanied by a compliance certificate executed by an officer of the Borrower, substantially in the form of Exhibit B hereto (“Compliance Certificate”) stating (i) that such financial statements are complete and correct in all respects and fairly present the financial condition of the Borrower at the dates of such statements and the results of its operations for the period ended on such date, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Section 5.12;
     (c) no more than (30) days prior to the beginning of each fiscal year of the Borrower, the projected balance sheets, income statements and statements of cash flow for each month of such year, in reasonable detail, representing the Borrower’s good faith projections and certified by an officer of the Borrower as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with supporting schedules (including underlying assumptions) and information as the Lender may in its discretion require;
     (d) as soon as available and in any event within thirty (30) days after the end of each calendar month, a Borrowing Base Certificate, substantially in the form of Exhibit C hereto, showing the relevant information for the Borrower as of the end of business on the last business day of the then most recent month of the Borrower’s fiscal year;
     (e) immediately after the commencement thereof, notice of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or the Affiliate of the type described in Section 4.12 or which seek a monetary recovery against the Borrower or the Affiliate in excess of $500,000;
     (f) as promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a

Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;
     (g) as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of an officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;
     (h) as soon as possible, and in any event within ten (10) days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;
     (i) promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by any Loan Document or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;
     (j) promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect; and
     (k) from time to time, with reasonable promptness, such other material, reports, records or information as the Lender may reasonably request.
          Section 5.2. Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request and reasonable notice, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours.
          Section 5.3. Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. During any Default Period and in the course of any audit being conducted by the Lender, whether or not such audit is being conducted during a Default Period, the Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
          Section 5.4. Compliance with Laws.
     (a) The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on the Borrower and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
     (b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or material obligation under the common law of any jurisdiction or any Environmental Law.
          Section 5.5. Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
          Section 5.6. Maintenance of Properties.
     (a) The Borrower will keep and maintain the Collateral, the other collateral covered by the Loan Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.
     (b) The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender) claiming the Collateral or any interest therein.
     (c) The Borrower will keep all Collateral and other collateral covered by the Loan Documents free and clear of all security interests, liens and encumbrances except Permitted Liens.

          Section 5.7. Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.
          Section 5.8. Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
          Section 5.9. Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.
          Section 5.10. New Subsidiaries. In the event that the Borrower directly or indirectly acquires or forms a Person that shall become a domestic Subsidiary, cause such subsidiary to execute and deliver a guarantee and a guarantor security agreement in the form and substance acceptable to the Lender and deliver such certificates of authority and other documents, instruments and agreements as the Lender may reasonably require. In the event that the Borrower directly or indirectly acquires or forms a Person that shall become a foreign Subsidiary, the Borrower shall pledge all of the stock or other equity interest of such Subsidiary to the Lender provided, however, that if in the reasonable judgment of the Borrower, the pledge of such stock or equity interests shall cause adverse tax consequences because such Subsidiary is not a United States Person, the Borrower shall pledge sixty-five percent (65%) of the capital stock or equity interests of such Subsidiary to the Lender.
          Section 5.11. Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article V or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 5.5 and 5.7, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate under the Note. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section.
          Section 5.12. Minimum Debt Service Coverage Ratio. The Borrower will maintain its Debt Service Coverage Ratio, determined as of each Measurement Date, at or above 1.25 to 1.00.
          Section 5.13. Bank Accounts. The Borrower shall, as soon as reasonably practicable but in any event no later than October 31, 2007, cause all of the Borrower’s primary bank accounts and operating accounts with all banks other than the Lender (including Wells Fargo Bank) to be closed, and the Borrower shall thereafter maintain all of its primary bank accounts and operating accounts exclusively with the Lender.
          Section 5.14. Wisconsin Department of Natural Resources. The Borrower agrees to provide the Lender with copies of all communications by and between the Borrower and the Wisconsin Department Natural Resources with respect to the site which the Wisconsin Department of Natural Resources has identified the Borrower as a “responsible party” as described in the Borrower’s 10-Q filed March 31, 2007. In addition to such communications, the Borrower shall also provide the Lender with copies of such other documents, materials and information related to such environmental matter as the Lender may reasonably request.
          Section 5.15. Stock Pledge Agreement. The Borrower shall execute and deliver the Stock Pledge Agreement to the Lender within thirty (30) days of the date hereof.
          Section 5.16. Landlord Waiver. The Borrower shall deliver to the Lender the Landlord Wavier within thirty (30) days of the date hereof.
ARTICLE VI.
Negative Covenants
So long as the Obligations shall remain unpaid, or the Revolving Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender’s prior written consent:
          Section 6.1. Liens. The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets (including, without limitation, the Real Property), now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):
     (a) in the case of any of the Borrower’s property which is not Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;
     (b) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 6.1, securing indebtedness for borrowed money permitted under Section 6.2;
     (c) the Security Interest and liens and security interests created by the Security Documents;
     (d) purchase money security interests or Capitalized Leases relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition and so long as the aggregate purchase price of all such machinery and equipment financed with purchase money security interests or Capitalized Leases shall not exceed $250,000 per calendar year;
     (e) liens for taxes or assessments or other governmental charges not yet due or being contested in good faith pursuant to Section 5.5;
     (f) materialmen’s, merchants’, carriers’, workmen’s, repairmen’s, or other like liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which proper reserves have been made; and
     (g) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, in any case in the ordinary course of business.
Notwithstanding the foregoing, if the Borrower desires to borrow against the Real Property (a “Third Party Borrowing”) and to grant a third party lender a mortgage on the Real Property in connection with such Third Party Borrowing (the “Third Party Mortgage”), the Lender agrees that it shall not unreasonably withhold its consent to a release of the Negative Pledge Agreement, to the encumbrance of the Real Property in connection with such third party borrowing, and to the incurrence of such third party debt (the “Third Party Debt”) so long as (i) no Default Period exists or would otherwise exist as a result of any of the foregoing, (ii) the Borrower would continue to be in pro forma compliance with the Debt Service Coverage Ratio calculated for the trailing twelve (12) month period ending immediately prior to the date on which the Borrower proposes to incur such Third Party Debt assuming for purposes of such pro forma calculation, that the principal and interest payments due and payable in connection with the Third Party Debt are included in the calculation of such Debt Service Coverage Ratio and (iii) the Borrower’s projections show that the Borrower will be in compliance with the Debt Service Coverage Ratio calculated for the twelve (12) month period commencing on the Date on which the Borrower proposes to incur such Third Party Debt assuming for purposes of such projections, that the principal and interest payments due and payable in connection with the Third Party Debt are included in the calculation of such Debt Service Coverage Ratio.
          Section 6.2. Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
     (a) indebtedness arising hereunder;
     (b) indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.2;
     (c) indebtedness (including the balance sheet amount of Capitalized Lease obligations) relating to liens permitted in accordance with Section 6.1; and
     (d) the Third Party Debt.
          Section 6.3. Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
     (b) guaranties of indebtedness of Subsidiaries and Affiliates at any time not exceeding $100,000 in the aggregate.
          Section 6.4. Investments. The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any Investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:
     (a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

     (b) travel advances or loans to the Borrower’s officers and employees not exceeding at any one time an aggregate of $25,000;
     (c) trade receivables owed to the Borrower by foreign Subsidiaries in the ordinary course of business and non-cash allocation of corporate expenses to foreign Subsidiaries; and
     (d) investment and advances or intercompany loans (other than items allowed in clause (c) of this Section 6.4 at any time not exceeding $100,000 in the aggregate.
          Section 6.5. Dividends. So long as no Default Period exists or would exist as a result thereof, the Borrower may declare or pay dividends or make payments on account of the purchase, redemption, or other retirement of any of its capital stock, or stock options or warrants.
          Section 6.6. Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock or membership interests of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory or obsolete, worn or damaged equipment in the ordinary course of business (provided such equipment is replaced with equipment of equal or greater value) and will not liquidate, dissolve or suspend business operations provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender (including the dissolution of Zareba Systems of Canada, Ltd.). The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.
          Section 6.7. Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person provided, however, that so long as no Default Period exists or would occur or exist as a result of such transaction, Borrower may (i) acquire the stock or assets of another Person so long as the aggregate consideration paid or to be paid by the Borrower in connection with such acquisition is less than $500,000, or (ii) merge with any other Person so long as the Borrower is the surviving entity in such merger and the aggregate consideration paid by the Borrower in connection with any such merger is less than $500,000. As a further condition to any such acquisition or merger, the Borrower and such Person shall execute and deliver to the Lender any and all documents, instruments and agreements as the Lender may reasonably require.
          Section 6.8. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          Section 6.9. Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
          Section 6.10. Accounting. The Borrower will not adopt any material change in accounting principles other than as required or permitted by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year, provided that, so long as no Default Period then exists or would occur or exist as a result thereof, the Borrower may, at any time prior to December 31, 2008, change the Borrower’s fiscal year so long as the Borrower provides the Lender with at least thirty (30) days prior written notice of such change.
          Section 6.11. Discounts, etc. Other than in the ordinary course of business, the Borrower will not, during any Default Period, grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate any obligation of any account debtor or other obligor of the Borrower.
          Section 6.12. Defined Benefit Pension Plans. The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 4.10.
          Section 6.13. Other Defaults. The Borrower will not permit any material breach or default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower.
          Section 6.14. Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name.
          Section 6.15. Organizational Documents; Status. The Borrower will not amend its articles of incorporation or bylaws or change its tax status as a C corporation.
ARTICLE VII.
Events of Default, Rights and Remedies
          Section 7.1. Events of Default. “Event of Default,” wherever used herein, means any one of the following events:
     (a) Default in the payment of any of the Obligations when they become due and payable;
     (b) Failure to pay when due any amount specified in Section 2.3 relating to the Borrower’s Obligation of Reimbursement, or failure to pay immediately when due or upon termination of the Credit Facility any amounts required to be paid for deposit in the Special Account under Section 2.4 or;
     (c) Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;
     (d) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in any section of Article II, Section 5.1(d), 5.4, 5.5, 5.7, 5.8, 5.12, or any section of Article VI in this Agreement;
     (e) Default in the performance, or breach, of any other covenant or agreement contained in this Agreement (so long as such default does not otherwise constitute an Event of Default under any of the other provisions of this Section 7.1) and such default shall continue for thirty (30) calendar days after notice thereof to the Borrower by the Lender;
     (f) The Borrower shall be or become insolvent, or admit in writing its, his or her inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower and such appointment is not discharged within sixty (60) days; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it, him or her under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;
     (g) A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor which petition shall not be discharged within sixty (60) days after the filing thereof;
     (h) Any change shall occur in the condition (financial or otherwise), business or property of the Borrower that has a Material Adverse Effect;
     (i) Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such representation or warranty shall prove to have been incorrect in any material respect when deemed to be effective;
     (j) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $25,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

     (k) A payment default under any Indebtedness with an outstanding principal balance in excess of $250,000 of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture, other instrument or lease;
     (l) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower’s assets in favor of the Plan;
     (m) An event of default shall occur under any of the other Loan Documents or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under any note;
     (n) The Borrower to the Lender shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent;
     (o) The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued;
     (p) Failure to pay any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder within the later of (i) fifteen (15) days of the due date thereof, or (ii) five (5) days following Borrower’s receipt of late notice from Lender;
     (q) Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired;

     (r) Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender;
          Section 7.2. Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:
     (a) the Lender may, by notice to the Borrower, declare the Revolving Credit Facility to be terminated, whereupon the same shall forthwith terminate;
     (b) the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;
     (c) the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;
     (d) the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.4 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
     (e) the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
     (f) the Lender may exercise and enforce its rights and remedies under the Loan Documents; and
     (g) the Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.
          Section 7.3. Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE VIII.
Miscellaneous
          Section 8.1. No Waiver; Cumulative Remedies. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
          Section 8.2. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          Section 8.3. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by facsimile, or (e) sent by email, in each case addressed, faxed or emailed to the party to whom notice is being given at its address, facsimile number or email address as set forth below:
If to the Borrower:
Zareba Systems, Inc.
13705 26th Avenue N.
Suite 102
Minneapolis, MN 55441
Facsimile No.: (763) 509-7450
Email Address: jeffreym@zarebasystems.com
Attention: Jeffrey Mathiesen
Zareba Security, Inc.
c/o Zareba Systems, Inc.
13705 26th Avenue N.
Suite 102
Minneapolis, MN 55441
Facsimile No.: (763) 509-7450
Email Address: jeffreym@zarebasystems.com
Attention: Jeffrey Mathiesen

If to the Lender:
JPMorgan Chase Bank, N.A.
225 South Sixth Street
Suite 2500
Minneapolis, MN 55402
Facsimile No.: (612) 333-9194
Email Address: jay.a.isaman@chase.com
Attention: Mr. Jay A. Isaman
With copies to (which shall not be deemed to be notice):
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402-4629
Facsimile No.: (612) 604-6800
Email Address: dmoran@winthrop.com
Attention: David E. Moran, Esq.
or, as to each party, at such other address or facsimile number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by facsimile, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.
          Section 8.4. Further Assurances. The Borrower will from time to time authorize, execute, deliver and/or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgement or recordation thereof. Promptly upon request by the Lender, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order: (A) to carry out more effectively the purposes of the Loan Documents; (B) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (C) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Lender in order to carry out the intention or facilitate the performance of the provisions of any Loan Documents.

          Section 8.5. Collateral. Neither this Agreement nor the Security Agreement contemplates a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.
          Section 8.6. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses, including (without limitation) reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the other Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
          Section 8.7. Indemnity. In addition to the payment of expenses pursuant to Section 8.6, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):
     (a) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;
     (b) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 4.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 5.4(b) unless the Lender has participated in management after foreclosure and, as a result, loses any otherwise available exemption under federal or state environmental laws, rules or regulations; and
     (c) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Note.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.
          Section 8.8. Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.
          Section 8.9. Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
          Section 8.10. Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and all direct and indirect subsidiaries of the Lender may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.
          Section 8.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
          Section 8.12. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 8.13. Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
     Section 8.14. U.S.A. Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.
          Section 8.15. Joint and Several Liability.
     (a) Notwithstanding anything to the contrary contained herein, all Obligations of each Borrower hereunder shall be joint and several obligations of the Borrower.
     (b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrower and the liens and security interests granted by Borrower to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and Borrower agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
     (c) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of its Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.
     (d) Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender (so long as at least one Borrower agrees to any such change); (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of a Borrower’s Obligations hereunder or for the payment of any guaranties of a Borrower’s Obligations or other obligations of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrower. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Borrower.
     (e) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrower’s Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrower’s Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrower’s Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
     (f) No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
[Remainder of page intentionally left blank.]

Signature page to Revolving Credit Agreement
by and between
Zareba Systems, Inc. and
JPMorgan Chase Bank, N.A.
     IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit to be executed by their respective officers thereunto duly authorized as of the date first above written.

ZAREBA SYSTEMS, INC.
By:	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

ZAREBA SECURITY, INC.
By:	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Jay A. Isaman
Jay A. Isaman
Its: Vice President

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Compliance Certificate

Exhibit C	Borrowing Base Certificate

Exhibit D	Premises

Exhibit E	Maximum Line Increase Supplement

Schedule 4.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 4.4	Subsidiaries

Schedule 4.6	Litigation

Schedule 4.8	Taxes

Schedule 4.12	Environmental Matters

Schedule 4.17	Licenses, Etc.

Schedule 5.13	Bank Accounts

Schedule 6.1	Permitted Liens

Schedule 6.2	Permitted Indebtedness and Guaranties